Exhibit 10.48

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into as of the 19th day of December, 2006, by and between CRESCENT 1100, L.L.C., a Delaware limited liability company (“Crescent 1100”), CRESCENT 1200, L.L.C., a Delaware limited liability company (“Crescent 1200”), and CRESCENT 1300, L.L.C., a Delaware limited liability company (“Crescent 1300”) (Crescent 1100, Crescent 1200 and Crescent 1300 are sometimes collectively referred to herein as “Sellers” or individually as “Seller”), and KBS CAPITAL ADVISORS LLC, a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Crescent 1100 is the owner of that land and improvements located thereon, with an address of 1100 Crescent Green Drive, Cary, North Carolina 27518, more particularly described in Exhibit A attached hereto (“Crescent 1100 Property”); and

WHEREAS, Crescent 1200 is the owner of that land and improvements located thereon, with an address of 1200 Crescent Green Drive, Cary, North Carolina 27518, more particularly described in Exhibit B attached hereto (“Crescent 1200 Property”); and

WHEREAS, Crescent 1300 is the owner of that land and improvements located thereon, with an address of 1300 Crescent Green Drive, Cary, North Carolina 27518, more particularly described in Exhibit C attached hereto (“Crescent 1300 Property”); and

WHEREAS, the Crescent 1100 Property, the Crescent 1200 Property and the Crescent 1300 Property are sometimes referred to herein collectively as the “Realty.”

NOW, THEREFORE, In consideration of the mutual covenants and promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties to this Agreement, the parties agree to the following terms and conditions:

1. Sellers desire to sell and convey to Purchaser and Purchaser desires to acquire from Sellers all of the Realty, together with the following:

(a) all improvements located on, above or below the surface of the Realty, including, without limitation, all the buildings, structures and facilities located on the Realty (collectively, the “Improvements”);

(b) All fixtures, equipment, furnishings and other items of property used in the operation, repair and maintenance of the Realty or the Improvements, situated in the Improvements or on the Realty, and owned by Sellers (the “Personalty”);

(c) All of Sellers’ interest in and to tenant leases for space in the Improvements or on the Realty scheduled on Exhibit D (and all modifications and amendments thereto, together with any new leases entered into from and after the date of this Agreement with Purchaser’s written consent (if required)) (individually, a “Lease”

and collectively, “Leases”) and all prepaid rent and security and other deposits held by Sellers under the terms of said Leases;

(d) All of Sellers’ interest in the contract rights pertaining to ownership and/or operation of the Realty, Improvements, Personalty, Leases or Appurtenant Rights (as defined herein) (collectively, “Service Contracts”), as listed on Exhibit K attached hereto, and delivered pursuant to Section 11.2 below, which Purchaser elects to assume at Closing (as defined herein);

(e) To the extent transferable and applicable to the Realty, all consents, authorizations, variances, waivers and approvals from any Federal, State, county, municipal or other governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality (collectively, “Consents”);

(f) All benefits under all licenses, permits, blueprints, plans, specifications, maps, drawings and guaranties and all warranties made by any contractors, subcontractors, vendors or suppliers, regarding their performance or the quality of materials supplied in connection with the construction of or operation of all or any of the Realty and all intangible rights and property, including, without limitation, all rights of ownership and use of any names or trade names used in connection with the Property (collectively, the “Permits, Warranties, and Intangibles”);

(g) All right, title and interest of Sellers in and to all intangible personal property associated with the names of the buildings on the Realty (collectively, the “Intangible Personal Property”); and

(h) All strips, gores, easements, privileges, rights-of-way, riparian and other water rights, rights to lands underlying any adjacent streets or roads, and other tenements, hereditaments and appurtenances, if any, pertaining to or accruing to the benefit of the Realty and Improvements (collectively, the “Appurtenant Rights” and together with the Realty and the Improvements, the “Real Property”).

The Realty, together with that property described in subsection (a) through (h) above are herein collectively referred to herein as the “Property.”

2. EFFECTIVE DATE. The date of this Agreement, for purposes of performance, shall be the date when the last one of Sellers or Purchaser has signed this Agreement, as stated on the signature page (the “Effective Date”).

3. CLOSING DATE. Subject to other provisions of this Agreement for extension or termination, closing on the transaction described in this Agreement (the “Closing”) shall be held in Wake County, North Carolina on January 11, 2007 (the “Closing Date”). If Parking Lot Completion (as defined in Section 13.1 below) is not reasonably expected to have occurred by January 11, 2007, then Sellers, at Sellers’ option, may extend the Closing Date to a date no later than January 31, 2007, provided that Sellers deliver written notice to Purchaser of their intention to extend the Closing Date no later than January 3, 2007. In the event Sellers have not exercised their right to extend the Closing Date through January 31, 2007, as provided in the foregoing sentence, Purchaser shall have the right to extend the Closing Date to a date no later than January

31, 2007, provided that Purchaser delivers written notice to Seller of its intention to extend the Closing Date no later than January 4, 2007 and delivers an additional Deposit (as herein defined) of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Extension Deposit”), which shall be nonrefundable except as otherwise provided in this Agreement and shall be treated as part of the Deposit, to Escrow Agent on or before January 5, 2007.

Notwithstanding anything to the contrary contained herein, but subject to the extension provisions provided above, in the event Sellers have not delivered to Purchaser the Required Estoppels (as herein defined) pursuant to Section 10.1.1 prior to expiration of the Investigation Period (as defined below), then the Closing Date shall be the later of January 11, 2007, or five (5) business days after Sellers deliver to Purchaser the last of the Required Estoppels. Notwithstanding the foregoing, but subject to the extension provisions provided above, if all of the Required Estoppels have not been delivered to Purchaser by January 19, 2007, then the Closing Date shall be no later than five (5) business days thereafter unless Purchaser shall have terminated this Agreement pursuant to Section 10.1.2.

4. DEPOSIT.

4.1 To secure the performance by Purchaser of Purchaser’s obligations under this Agreement, Purchaser shall, no more than two (2) business days after the Effective Date, deliver to Chicago Title Insurance Company, whose address is 16969 Von Karman Avenue, Suite 200, Irvine, California 92606; Escrow Officer: Joy Eaton; Telephone: 949.263.0123; Facsimile: 949.263.0356, as escrow agent (“Escrow Agent”), the sum of Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00) by wire which shall be held in trust as an initial earnest money deposit (the “Initial Deposit”) by Escrow Agent, and disbursed only in accordance with the terms of this Agreement. If this Agreement is not terminated pursuant to Section 11.7 hereof, then within one business day after expiration of the Investigation Period, Purchaser shall deliver to Escrow Agent the sum of Six Hundred Fifty Thousand and No/100 Dollars ($650,000.00) as additional earnest money deposit (the “Additional Deposit”). The Initial Deposit, together with the Additional Deposit, if made, and the Extension Deposit, if made, shall be collectively referred to herein as the “Deposit”. Failure of Purchaser to timely make the Additional Deposit (provided Purchaser has not terminated this Agreement in accordance with Section 11.7) shall be deemed a default hereunder and Sellers shall have all remedies allowed by this Agreement.

4.2 Escrow Agent shall invest the Deposit in an interest bearing account or certificate of deposit maintained with or issued by a commercial bank doing business in California. All interest accrued or earned on the Deposit shall be paid or credited to Purchaser except in the event of a default by Purchaser, in which event the interest shall be disbursed to Sellers, together with the Deposit, as liquidated damages in accordance with Section 16.

5. PURCHASE PRICE.

5.1 The total purchase price (the “Purchase Price”) to be paid by Purchaser to Sellers for the Property is Forty-Eight Million Two Hundred Fifty Thousand and No/100 Dollars ($48,250,000.00).

5.2 The Purchase Price shall be paid to Sellers as follows:

$ 1,000,000.00	the Deposit described in Section 4 of this Agreement, which shall be paid to Sellers at Closing;

$ 47,250,000.00	approximately, in good funds or by wire at Closing, subject to prorations and adjustments as provided in this Agreement.

$ 48,250,000.00	Total Purchase Price.

In the event Purchaser has exercised its right to extend the Closing Date and has delivered the Extension Deposit, then, notwithstanding the foregoing, the Purchase Price shall be paid to Sellers as follows:

$ 1,500,000.00	the Deposit described in Section 4 of this Agreement, which shall be paid to Sellers at Closing;

$ 46,750,000.00	approximately, in good funds or by wire at Closing, subject to prorations and adjustments as provided in this Agreement.

$ 48,250,000.00	Total Purchase Price.

6. CONFIDENTIAL NATURE OF AGREEMENT. Except for information obtained by Purchaser or Sellers from third parties or which is otherwise available to the public, each party shall keep all information obtained by such party relative to the Property (including, without limitation, the Due Diligence Documents (as defined herein)), as it relates to this transaction, confidential at all times prior to Closing. Purchaser and each Seller agrees that it shall not, and it shall insure that its officers, employees, agents, representatives and advisors do not make any announcement of or disclose Purchaser’s interest in purchasing the Property or the contents of this Agreement or any information provided pursuant to this Agreement or generated by Purchaser in its due diligence review of the Property to any third party unless obligated to do so by law or regulatory authorities, in which case the disclosing party(ies) will consult with the other party(ies) in advance to agree upon the contents of any such announcements or disclosure. Each party shall have the right to disclose such information, notwithstanding such limitation, to such party’s professionals, consultants, lenders, investors, officers, employees, stockholders, purchasers and affiliates and as may be required by applicable law. Notwithstanding anything to the contrary contained herein, Sellers agree that they will arrange for interviews by Purchaser with tenants under Leases (“Tenants”) and that Purchaser may disclose during the interviews the possibility of the sale of the Property and matters related thereto. Sellers shall have the right to be present at all such interviews.

Notwithstanding the foregoing, nothing contained herein shall impair Purchaser’s (or its permitted assignee’s) right to disclose information relating to the Property (a) to its lender, if any, (b) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Purchaser or its permitted assignees, (c) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any real estate investment trust (“REIT”) holding an interest (direct or indirect) in any permitted assignee of Purchaser, and (d) to any broker/dealers in the REIT’s broker/dealer network and any of the REIT’s investors.

Purchaser has informed Sellers that Purchaser is required by law to complete with respect to certain matters relating to the Property an audit commonly known as a “3-14” Audit (“Purchaser’s 3-14 Audit”). In connection with the performance of Purchaser’s 3-14 Audit, Sellers shall during the Investigation Period make available to Purchaser, as part of the Due Diligence Documents, (a) the documents which are described on Exhibit J attached hereto, to the extent in existence and in Sellers’ possession (collectively, “Purchaser’s 3-14 Audit Documents”) and (b) provide to Purchaser in written form, as determined by Sellers, answers to the questions relating to the Property which are set forth in Exhibit J.

7. TITLE EVIDENCE. Sellers have caused to be issued and delivered to Purchaser a title insurance commitment (the “Commitment”) issued by Chicago Title Insurance Company (Chicago Title Insurance Company, National Business Unit, 16969 Von Karman Avenue, Suite 200, Irvine, California 92606, Attention: Mr. John Premac (“Title Insurer”). Prior to the expiration of the Investigation Period (as defined below), Purchaser shall deliver written notice (“Purchaser’s Title Notice”) to Sellers of any objections to any exceptions reflected on the Commitment or revealed by the Survey. Any matters reflected on the Survey or Commitment for which Purchaser fails to deliver timely written notice of objections shall be deemed to be Permitted Exceptions, except that monetary liens in the nature of deeds of trust, mortgages, judgments, mechanics’ or materialmen’s liens, public utility assessments, or past-due real estate taxes shall in no event be deemed Permitted Exceptions and shall be paid or discharged by Sellers in full at or before Closing. In any event, ad valorem real estate taxes for the year of Closing, those exceptions shown on Exhibit G attached hereto, applicable zoning ordinances and regulations, and tenants in possession (as tenants only under the Leases, with no right to purchase all or any portions of the Property) shall be deemed to be Permitted Exceptions. Within five (5) business days after Sellers’ receipt of Purchaser’s Title Notice, Sellers shall provide written notice to Purchaser as to whether Sellers will cure any such objections or refuse to cure the objections. Except as aforesaid (with respect to monetary liens, which Sellers shall be obligated to cure at Sellers’ sole cost and expense, including all pre-payment penalties and charges), in no event shall Sellers be obligated to cure any objections. If Sellers fail to deliver notice of their election to Purchaser, Sellers shall be deemed to have elected not to cure the objections. In the event Sellers elect, or are deemed to have elected, not to cure any objections, then Purchaser shall have the right to either waive the objection and proceed to Closing, in which event the exception shall be deemed a Permitted Exception, or terminate this Agreement, in which event the Deposit (and all interest accrued thereon) shall be returned to Purchaser and the parties shall have no further rights or obligations hereunder except as provided in Section 11. In the event Purchaser fails to deliver to Sellers written notice of its election within five (5) business days after receipt of Sellers’ notice of Sellers’ election, then Purchaser shall be deemed to have elected to waive the objections and proceed to Closing. All objections that are waived, or deemed to be waived, by Purchaser shall become Permitted Exceptions. In the event Sellers elect to cure any objections, Sellers shall have until Closing to complete the cure of such objections at the sole cost and expense of Sellers and to the reasonable satisfaction of Purchaser.

Sellers covenant and agree not to further encumber title from and after the date of this Agreement, except as specifically permitted below. If, notwithstanding the foregoing, any new title defects appear from the date of the Commitment and Survey through the Closing Date, Sellers may, but shall not be obligated to, use commercially reasonable efforts (excluding litigation) in their sole and absolute discretion to cause such defects to be cured by the Closing Date. Except as aforesaid (with respect to monetary liens), Sellers shall in no event be obligated to bring suit to cure any defect or to buy out or settle any claim or lien against the Property. If Sellers do not eliminate such new title defects as of the Closing Date, Purchaser shall have the option to either waive the objection and proceed to Closing in which event the defect shall become a Permitted Exceptions or terminate this Agreement in which event the Deposit (and all interest accrued thereon) shall be returned to Purchaser and the parties shall be released from all further obligations under this Agreement except as provided in Section 11.

Purchaser shall be responsible for payment of any premiums for the Title Insurance Policy (as defined herein) and any title examination.

Notwithstanding anything stated to the contrary in this Section 7 or elsewhere in this Agreement, if Purchaser delivers to Sellers a form of title commitment acceptable to Purchaser (the “Approved Title Commitment”) prior to the expiration of the Investigation Period that does not set forth any requirements inconsistent with the terms of this Agreement and provided the Title Insurer, prior to the expiration of the Investigation Period, confirms in writing that they are prepared to issue a title insurance policy in the form of such Approved Title Commitment, then, as a condition precedent to Purchaser’s obligation to purchase the Property in accordance with the terms and conditions of this Agreement, Purchaser shall be entitled to receive an owner’s title insurance policy (the “Title Insurance Policy”) in the form of such Approved Title Commitment, with a liability limit in the amount of the Purchase Price, and subject only to such exceptions, and with such endorsements, as are set forth in such Approved Title Commitment.

8. SURVEY. Sellers shall provide to Purchaser an ALTA as-built survey with respect to each parcel comprising the Realty (collectively, the “Survey”) prepared by Withers & Ravenel Engineering & Surveying, Inc. (the “Surveyor”), dated no sooner than November 1, 2006. If the Survey shall reflect any encroachments, overlaps, unrecorded easements or similar rights in third parties, or any other material adverse matters not specifically provided for in this Agreement, as determined by Purchaser in its sole discretion, then Purchaser shall provide notice of same to Sellers as part of Purchaser’s Title Notice. Notwithstanding anything stated to the contrary in this Agreement, in the event the Survey is not delivered to Purchaser on or before December 15, 2006, the Investigation Period shall be extended by one (1) business day for each day after December 15, 2006 until the Survey is delivered to Purchaser.

Purchaser shall reimburse Sellers at Closing for the aggregate costs of preparation of the Survey in an amount not to exceed Twenty Thousand and no/100 Dollars ($20,000.00) and Sellers shall be solely liable for any such costs with respect thereto in excess of Twenty Thousand and no/100 Dollars ($20,000.00). However, in the event Purchaser requires any update, modification or revision of the Survey, Purchaser shall contract directly with the Surveyor and shall be responsible for bearing the expense of same.

9. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

9.1 Purchaser represents and warrants to Sellers as follows:

9.1.1 Purchaser is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary powers to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all necessary action on the part of Purchaser and does not conflict with or result in a violation of Purchaser’s articles of incorporation, bylaws, articles of organization, operating agreement or partnership agreement, as applicable, or any judgment, order, or decree of any court or administrative authority. The execution, delivery and performance of this Agreement by Purchaser does not conflict with or constitute a material breach of, or constitute a material default under, any contract, agreement or other instrument, or any order, judgment or decree to which Purchaser is bound or to which it is a party.

9.1.2 Purchaser has not:

(i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors,

(ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or nonjudicial proceeding, to hold, administer, and/or liquidate all or substantially all of its assets, or

(iii) made an assignment for the benefit of creditors.

10.	EXISTING LEASES AND SERVICE CONTRACTS.

10.1 Existing Leases.

10.1.1 Attached to this Agreement as Exhibit D is a list of all leases, tenancies, and other occupancies, whether written or oral, affecting all or any portion of the Real Property (the “Leases”). Within two (2) business days after the Effective Date, Sellers shall deliver to Purchaser true, correct and complete copies of all the Leases. Subsequent to the Effective Date, Sellers shall not accept payment of any rent under any

Lease for more than one (1) month in advance, and during the Investigation Period, Sellers shall not modify any existing Lease, terminate any existing Lease, or enter into any new lease or agreement affecting all or any portion of the Real Property, without the prior written consent of Purchaser, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing or anything herein to the contrary, prior to Closing (the following are collectively referred to herein as the “Lease Amendments”), (i) Crescent 1200 shall enter into a lease amendment with Affiliated Computer Services, Inc. (“ACS”) in the form attached hereto as Exhibit H-1 (the “ACS 1200 Lease Amendment”), (ii) Crescent 1300 shall enter into a lease amendment with ACS in the form attached hereto as Exhibit H-2 (the “ACS 1300 Lease Amendment”), (iii) Crescent 1100 shall enter into a lease amendment with INDA, Association of the Nonwoven Fabrics Industry (“INDA”) in the form attached hereto as Exhibit H-3 (the “INDA Lease Amendment”), (iv) Crescent 1200 shall enter into an amendment to lease termination agreement with INDA in the form attached hereto as Exhibit H-4 (the “INDA Lease Termination Amendment”), and (v) Crescent 1100 shall enter into a lease amendment with Capital Associates Management, LLC (“Capital Associates”) in the form attached hereto as Exhibit H-5 (the “Capital Associates Lease Amendment”). Sellers shall use commercially reasonable efforts to deliver to Purchaser, prior to the expiration of the Investigation Period, fully-executed Lease Amendments from each of the Tenants listed in clauses (i) through (v) above, provided that Sellers shall not be in default under this Agreement for failure to so deliver such Lease Amendments prior to the expiration of the Investigation Period. Sellers shall deliver the Lease Amendments to Purchaser (with a copy to Purchaser’s counsel) at the notice addresses provided in Section 24 hereof promptly after Sellers’ receipt of the same. It shall be a condition to Closing (for Purchaser’s benefit), that Purchaser shall have received, at least five (5) days prior to the scheduled Closing Date, fully-executed Lease Amendments in the forms attached hereto as Exhibits H-1 through H-5 without any iterations or changes. To the extent a Tenant makes any iterations or changes to a Lease Amendment, Purchaser shall have five (5) days following its receipt thereof within which time to either approve or disapprove of the same, in Purchaser’s sole and absolute discretion. If Purchaser fails to timely provide Sellers with such notice as is required in the foregoing sentence, then Purchaser shall be deemed to have approved such Lease Amendment as modified by the Tenant. If Purchaser provides Sellers timely notice of its disapproval of a Lease Amendment, Sellers shall have a five (5) day period after receipt of such notice within which time Sellers shall use commercially reasonable efforts to obtain a Lease Amendment that is acceptable to Purchaser, in Purchaser’s sole and absolute discretion. If Sellers are unable to obtain and deliver a Lease Amendment acceptable to Purchaser in Purchaser’s sole and absolute discretion within such five (5) day period, then Purchaser shall have the right to either waive its objection and accept such Lease Amendment and proceed to Closing, or terminate this Agreement by written notice to Sellers, in which event the Deposit (and all interest accrued thereon) shall be returned to Purchaser and the parties shall have no further rights or obligations hereunder except as provided in Section 11 hereof. After the expiration of the Investigation Period, Sellers shall not modify any existing Lease, terminate any existing Lease, or enter into any new lease or agreement affecting all or any portion of the Real Property, without the prior written consent of Purchaser, which consent may be given or withheld in Purchaser’s sole and absolute discretion. In the event Purchaser has not delivered written notice of its objection to any new lease or agreement or modification thereof within three (3) business days after receipt of notice from Sellers, then Purchaser shall be deemed to have consented to such new lease or agreement or modification thereof.

10.1.2 Sellers shall use commercially reasonable efforts to deliver to Purchaser, prior to the expiration of the Investigation Period, fully-executed estoppel letters from each Tenant in accordance with the requirements set forth in this Section 10.1.2. It shall be a condition to Closing (for Purchaser’s benefit) that Sellers deliver fully-executed tenant estoppel letters (“Required Estoppels”) from: (i) ACS (with respect to the 1200 Crescent Property) in the form attached hereto as Exhibit I-1 (the “ACS 1200 Estoppel”), (ii) ACS (with respect to the 1300 Crescent Property) in the form attached hereto as Exhibit I-2 (the “ACS 1300 Estoppel”), (iii) INDA (with respect to the 1100 Crescent Property) in the form attached hereto as Exhibit I-3 (the “INDA 1100 Estoppel”), (iv) INDA (with respect to the 1200 Crescent Property) in the form attached hereto as Exhibit I-4 (the “INDA 1200 Estoppel”) (v) Ineo USA, Inc. in the form attached hereto as Exhibit I-5 (the “Ineo Estoppel”), (vi) Access Point, Inc. in the form attached hereto as Exhibit I-6 (the “Access Point Estoppel”), (vii) Ellis & Winters LLP (with respect to Suite 200 in the Crescent 1100 Property) in the form attached hereto as Exhibit I-7 (the “Ellis and Winters 200 Estoppel”), (viii) Ellis & Winters LLP (with respect to Suite 202 in the Crescent 1100 Property) in the form attached hereto as Exhibit I-8 (the “Ellis and Winters 202 Estoppel”), and (ix) Ellis & Winters LLP (with respect to Suite 204 in the Crescent 1100 Property) in the form attached hereto as Exhibit I-9 (the “Ellis and Winters 204 Estoppel”). Concurrently with delivery thereof to each Tenant (other than those Tenants receiving Required Estoppels, which shall be in the forms attached as exhibits to this Agreement), Seller shall deliver to Purchaser a copy of the tenant estoppel letter requested from each Tenant and Purchaser shall have five (5) business days following receipt thereof within which to object as to the particular form of estoppel letter delivered to such Tenant. If Purchaser fails to so timely notify Sellers, Purchaser shall be deemed to have approved such form of estoppel letter (an “Approved Estoppel Form”). To the extent a Tenant executes an Approved Estoppel Form without making any iterations or changes, the same shall be deemed approved by Purchaser for purposes of this Agreement. Sellers shall deliver the tenant estoppel letters to Purchaser (with a copy to Purchaser’s counsel) at the notice addresses provided in Section 24 hereof promptly after Sellers’ receipt of the same. To the extent a Tenant makes any iterations or changes to a Required Estoppel or an Approved Estoppel Form, Purchaser shall have five (5) days following its receipt thereof within which time to either approve or disapprove of the same, in Purchaser’s sole and absolute discretion. If Purchaser fails to timely provide Sellers with such notice as is required in the foregoing sentence, then Purchaser shall be deemed to have approved such Required Estoppel or Approved Estoppel Form, as the case may be, as modified by the Tenant. If Purchaser provides Sellers timely notice of its disapproval of a Required Estoppel or Approved Estoppel Form, Sellers shall have a five (5) day period after receipt of such notice within which time Sellers shall use commercially reasonable efforts to obtain an estoppel letter from the Tenant that is acceptable to Purchaser, in Purchaser’s sole and absolute discretion. If Sellers are unable to obtain and deliver an estoppel letter from such Tenant that is acceptable to Purchaser in Purchaser’s sole and absolute discretion within such five (5) day period, then

Purchaser shall have the right to either waive its objection and accept such estoppel letter and proceed to Closing, or terminate this Agreement by written notice to Sellers, in which event the Deposit (and all interest accrued thereon) shall be returned to Purchaser and the parties shall have no further rights or obligations hereunder except as provided in Section 11 hereof.

To the extent the Closing Date is extended pursuant to the provisions of Section 3 herein, and in the event Sellers have not delivered to Purchaser the Required Estoppels satisfying the requirements set forth above by January 19, 2007, then Purchaser shall have until January 24, 2007 to deliver to Sellers written notice of termination of this Agreement, in which event the Deposit (together with all interest accrued thereon) shall be returned to Purchaser and the parties shall have no further rights or obligations hereunder, except as provided in Section 11.3. In the event Purchaser does not deliver notice of termination by January 24, 2007, Purchaser shall be deemed to have waived its right to terminate pursuant to this Section. In the event the Required Estoppels (satisfying the requirements set forth above) are delivered to Purchaser at any time prior to January 24, 2007, and provided Purchaser has not already delivered its termination notice as provided hereunder, then all rights of Purchaser to terminate pursuant to this Section shall be null and void and of no further force and effect.

10.2 Service Contracts. Sellers shall deliver true and correct copies of all Service Contracts pursuant to Section 11.2 below. Sellers shall, at or prior to the Closing, terminate all Service Contracts, except those Service Contracts which Purchaser elects to assume by written notice delivered to Sellers prior to expiration of the Investigation Period. Except as aforesaid, without Purchaser’s prior written consent, which consent, during the Investigation Period, shall not be unreasonably withheld or delayed and thereafter may be given or withheld in Purchaser’s sole and absolute discretion, Sellers shall not amend, modify or cancel the Service Contracts after the Effective Date. Sellers shall give Purchaser written notice of any such contemplated action, and Purchaser shall give Sellers either its written consent or objection, giving its reasons for any objection, to be received by Sellers on or before the third (3rd) business day after Purchaser’s receipt of such notice. If Purchaser fails to give notice of its election within said time period, it shall be deemed to have given its consent to said request. Each Seller shall, from and after the date of this Agreement to the Closing Date, perform and discharge its duties and obligations and otherwise comply with every material covenant and agreement under the Service Contracts, in its ordinary manner of business and within the time limits required thereunder.

10.3 Additional Obligations.

10.3.1 At Closing, Sellers, Capital Associates and Purchaser shall enter into a letter agreement, the form and substance of which shall be approved by Sellers, Capital Associates and Purchaser prior to the expiration of the Investigation Period (the “Ellis and Winters Letter Agreement”).

10.3.2 Sellers shall be solely responsible for any and all leasing costs, tenant improvement costs, commissions and other expenses attributable to the relocation of INDA as a tenant from the Crescent 1200 Property to the Crescent 1100 Property (“INDA Leasing Costs”). Concurrently with the Closing, and as a condition precedent thereto (which condition shall be for the benefit of Purchaser), Sellers shall pay all known outstanding INDA Leasing Costs and, if required by the Title Insurer to provide Purchaser with its Title Insurance Policy free of any mechanic’s lien exceptions arising from the INDA Leasing Costs, Sellers shall provide the Title Insurer with an affidavit and/or indemnity agreement customarily used by the Title Insurer in North Carolina. Following the Closing, Sellers shall pay any invoices or bills presented to it with respect to the INDA Leasing Costs within ten (10) days following receipt thereof from Purchaser. Prior to Closing, Sellers shall provide Purchaser with copies of all lien releases for all work done in connection with the relocation of INDA as well as copies of all invoices and bills for all INDA Leasing Costs paid before Closing. Sellers shall indemnify, defend and hold harmless Purchaser, and Purchaser’s successors and assigns (“Purchaser Parties”) from and against any and all claims, losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) that may be suffered or incurred by Purchaser or any Purchaser Parties in connection with or as a result of any breach of the foregoing covenants by Sellers. This Section 10.3.2 shall survive Closing.

11. INVESTIGATION PERIOD.

11.1 For a period beginning on the Effective Date and continuing through December 22, 2006 at 6:00 p.m. Eastern Standard Time (“Investigation Period”), Purchaser shall have the right to conduct, at Purchaser’s expense, whatever reasonable investigations, analyses and studies of the Property that Purchaser may deem appropriate including but not limited to:

11.1.1 the physical condition of the Property;

11.1.2 the permitted uses of and improvements to the Property under applicable building and zoning ordinances and the present compliance or non-compliance with the same;

11.1.3 evidence of any hazardous waste or similar materials, in, on, under or about the Property; and

11.1.4 all existing contracts, agreements, Leases and tenancies affecting the Property, if any.

11.2 To the extent Sellers have not already done so, within three (3) business days after the Effective Date, Sellers, at Sellers’ sole cost and expense, shall deliver or make available to Purchaser by actual delivery (or by making available at the Property with respect to items (e), (i) and (l) on Exhibit E attached hereto) or by posting on Sellers’ due diligence website, copies of documents relating to the Property in Sellers’ possession as described in Exhibit E attached hereto and/or electronic files of such documents (collectively, the “Due Diligence Documents”). At Closing, Sellers shall deliver to Purchaser actual possession of all such Due Diligence Documents.

11.3 Notwithstanding any provisions in this Agreement to the contrary and except for those matters caused by the negligent acts or omissions of Sellers, Purchaser does and shall indemnify and hold harmless Sellers, their agents, employees, successors and assigns, against all losses, claims, damages, liability, attorneys’ and accountants’ fees and cost of litigation and all other expenses related to, growing out of, or arising from the investigation of or entry upon the Property, or other acts undertaken by Purchaser, its agents, employees or assigns, under this Agreement, including, without limitation, construction and materialmen’s liens. If Purchaser does not close on the purchase of the Property under this Agreement, it shall return the Property to the condition in which it existed prior to any investigations undertaken by Purchaser, its agents, employees and assigns pursuant to this Agreement. Notwithstanding anything to the contrary in this Section 11.3, this indemnification shall not apply to Purchaser’s discovery of existing conditions on the Property.

11.4 Until Closing or the termination of this Agreement, Purchaser, its agents and employees shall have the right to enter upon the Property for the purpose of making inspections at Purchaser’s sole risk, cost and expense and subject to the rights of Tenants. No destructive or invasive testing shall be permitted. Prior to Closing, (i) Sellers shall make available to Purchaser for interviews regarding the Property, Sellers’ personnel, agents and managers and (ii) Purchaser shall have the right to interview the Tenants leasing space in the Property. All of such entries upon the Property, and any discussion with any Tenants, shall be at reasonable times during normal business hours and after at least one business day’s prior notice to Sellers or Sellers’ agent, and Sellers or Sellers’ agent shall have the right to accompany Purchaser during any activities performed by Purchaser on the Property.

11.5 The inspections under this Section 11 may include a Phase I environmental inspection of the Property, but no Phase II environmental inspection shall be performed without the prior written consent of Sellers, which may be withheld in Sellers’ sole and absolute discretion, and if permitted or consented to by Sellers, the proposed scope of work and the party who will perform the Phase II work shall be subject to Sellers’ review and approval. Upon Sellers’ written request, if Purchaser terminates this Agreement, Purchaser shall deliver to Sellers copies of any Phase II or other environmental report to which Sellers consent as provided above. Purchaser, for itself and any entity affiliated with Purchaser, waives and releases Sellers and their employees, agents, officers, trustees, directors, beneficiaries and partners (collectively, the “Indemnitees”) from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature, known or unknown, existing and future, contingent or otherwise (including any action or proceeding, brought or threatened, or ordered by any appropriate governmental entity) made, incurred, or suffered by Purchaser or any entity affiliated with Purchaser relating to the presence, misuse, use, disposal, release or threatened release of any hazardous or toxic materials, chemicals or wastes at the Property and any liability or claim related to the Property arising under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, and the Toxic Substance Control Act, all as amended, or any other cause of action based on any other state, local, or federal environmental law, rule or regulation; provided, however, the foregoing release shall not operate to release any claim by Purchaser against any person or entity other than described above in this Section 11. The foregoing release shall not operate to release any claim by Purchaser for any (i) matters caused by Sellers, (ii) matters known to Sellers prior to Closing but not disclosed to Purchaser, or (iii) breaches by Sellers of Section 12.1.5 below. The provisions of this Section 11 shall survive indefinitely any Closing or termination of this Agreement and shall not be merged into the Closing documents.

11.6 To the maximum extent permitted by applicable law and except for Sellers’ representations, warranties and covenants in this Agreement and the documents of conveyance and assignment to be delivered at the Closing (“Sellers’ Warranties”), this sale is made and will be made without representation, covenant, or warranty of any kind (whether express, implied, or, to the maximum extent permitted by applicable law, statutory) by Sellers. As a material part of the consideration of this Agreement, Purchaser agrees to accept the Property on an “AS IS” and “WHERE IS” basis, with all faults and any and all latent and patent defects, and without any representation or warranty, all of which Sellers hereby disclaims, except for Sellers’ Warranties. Except for Sellers’ Warranties, no warranty or representation is made by Sellers as to (a) fitness for any particular purpose, (b) merchantability, (c) design, (d) quality, (e) condition, (f) operation or income, (g) compliance with drawings or specifications, (h) absence of defects, (i) absence of hazardous or toxic substances, (j) absence of faults, (k) flooding, or (l) compliance with laws and regulations including, without limitation, those relating to health, safety, and the environment. Purchaser acknowledges that Purchaser has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic use, compliance, and legal condition of the Property and that, except as otherwise provided in this Agreement, Purchaser is not now relying, and will not later rely, upon any representations and warranties made by Sellers or anyone acting or claiming to act, by, through or under or on Sellers’ behalf concerning the Property. The provisions of this Section 11 shall survive indefinitely any Closing or termination of this Agreement and shall not be merged into the Closing documents.

11.7 At any time prior to expiration of the Investigation Period, Purchaser may deliver to Sellers written notice of Purchaser’s intent to terminate this Agreement for any reason in Purchaser’s sole discretion. If Purchaser does not deliver written notice of termination prior to expiration of the Investigation Period, Purchaser shall be deemed to have waived its right to terminate pursuant to this Section. Upon delivery of such notice, the Deposit (together with all interest accrued thereon) shall be returned to Purchaser, and the parties shall have no further rights or obligations hereunder, except as provided in Section 11.3. If Purchaser so terminates this Agreement, Purchaser shall deliver to Sellers without cost to Sellers the Due Diligence Documents and all of Purchaser’s inspection reports and documents and other materials obtained by Purchaser during its investigation without any representation or warranty as to their accuracy.

12. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS.

12.1 Each Seller represents to Purchaser but only as to that Seller and the portion of the Real Property owned by it, with no representation of any Seller being applicable to another Seller or Real Property owned by another Seller:

12.1.1 Except for the Service Contracts listed on Exhibit K, the Seller has not entered into any Service Contracts or management contracts, either recorded or unrecorded, written or oral, affecting all or any portion of the Real Property, or the use of it, which contract will survive Closing.

12.1.2 The Seller has received no notice of any: (i) existing, pending or, threatened lawsuits or appeals of prior lawsuits affecting the Real Property owned by it; (ii) existing, pending or threatened condemnation proceedings affecting the Real Property owned by it, or (iii) levied or approved governmental liens or special assessments affecting the Real Property owned by it.

12.1.3 To the Seller’s knowledge, there are no agreements currently in effect which restrict the sale of the Real Property owned by it.

12.1.4 The Seller has the right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by it; neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it nor the fulfillment of nor the compliance with the terms, conditions and provisions of this Agreement will conflict with or result in a violation or breach of any relevant law, or any other instrument or agreement of any nature to which the Seller is a party or by which they are bound or may be affected, or constitute (with or without the giving of notice or the passage of time) a default under such an instrument or agreement.

12.1.5 Each Seller has received no notice of any (i) claims, administrative proceedings, judgments, declarations, or orders, whether actual or threatened, relating to the presence of Pollutants (as herein defined) on, in or under the Real Property owned by it; or (ii) failure of the Real Property owned by it to be in compliance with all federal, state and local laws, regulations, orders and requirements regarding the regulation of Pollutants. As used in this Agreement, “Pollutants” means any material or substance, or combination of materials or substances, which by reason of quantity, concentration, composition, or characteristic is or in the future becomes regulated under any federal, state or local environmental or common law, rule, regulation, ordinance or requirement, as may be amended, replaced or superseded.

12.1.6 Each Seller has received no notice of any violations or potential violation of any, zoning, building, health, environmental or other laws, codes, ordinances, regulations, orders or requirements of any city, county, state or other governmental authority having jurisdiction thereof, or any private restrictive covenants affecting the Real Property owned by it.

12.1.7 The Leases scheduled and identified on Exhibit D attached hereto are the only leases or other agreements for use, occupancy or possession presently in force with respect to all or any portion of the Real Property; and the Rent Roll correctly sets forth: (i) each space rented in the Improvements by number or other appropriate designation; (ii) the name of each Tenant of each such space; and (iii) the rent payable for use of each of the respective spaces.

12.1.8 Each Seller has provided or made available to Purchaser true and complete copies of all documents related to the physical condition of the Real Property owned by such Seller.

12.2 Purchaser’s obligation to consummate the purchase and sale of the Property on the Closing Date shall be subject to each of the following conditions:

12.2.1 the representations of Sellers in this Agreement (and the substantive facts contained in any representations limited to Sellers’ knowledge and belief) shall be true and correct, and certified by Sellers to Purchaser as such, on and as of the Closing Date;

12.2.2 Sellers shall have performed or complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Sellers prior to or at the time of Closing, including, without limitation, the timely delivery of all documents and instruments to Escrow Agent as required by Section 20 hereof;

12.2.3 at Closing, the Title Insurer shall have irrevocably committed to issue the Approved Title Policy upon Closing;

12.2.4 Purchaser shall have received all of the Required Estoppels in accordance with the requirements set forth in Section 10.1.2 hereof such that the same have either been approved by Purchaser in writing or “deemed approved” by Purchaser pursuant to the provisions of Section 10.1.2 herein;

12.2.5 Purchaser shall have received the following instruments, fully-executed by the parties thereto: (a) the ACS 1200 Lease Amendment, (b) ACS 1300 Lease Amendment, (c) the INDA Lease Amendment, (d) the INDA Lease Termination Amendment, and (e) the Capital Associates Lease Amendment;

12.2.6 Purchaser shall have received a fully-executed amendment to the Ground Lease (as defined in Section 13.2 below), the form of which shall be mutually agreed upon and approved by Crescent 1200 and Purchaser prior to the expiration of the Investigation Period (the “Ground Lease Amendment”), which shall, among other things, amend the Ground Lease to provide that the tenant’s right of possession commences upon the mutual execution of the Ground Lease Amendment and that the tenant thereunder has the right to complete (and be reimbursed for) the construction of the surface parking lot on the Parking Lot Premises (as defined in Section 13.1 below) in the event the same is not completed by Crescent 1200, the landlord thereunder, on or prior to the date set forth in the Ground Lease Amendment for completion of such surface parking lot;

12.2.7 Purchaser shall have received the Ellis & Winters Letter Agreement, executed by Sellers and Capital Associates and acknowledged by Ellis & Winters;

12.2.8 Purchaser shall have received a fully-executed landlord’s agreement and estoppel certificate from Crescent 1200 and Crescent 1300 in the form attached hereto as Exhibit L (“Landlord’s Agreement and Estoppel Certificate”), dated no earlier than thirty (30) days prior to the Closing Date and disclosing no matters materially adverse to the Property or the Parking Lot Premises which have not been disclosed in writing to Purchaser prior to the expiration of the Investigation Period, together with a fully-executed memorandum of the Landlord’s Agreement and Estoppel Certificate in proper form for recording in Wake County, North Carolina (the “Memorandum of Landlord’s Agreement”), and

12.2.9 either (1) Parking Lot Completion shall have occurred, or (2) the Parking Lot Conditions (as defined in Section 12.4 below) shall have been satisfied.

12.3 In the event of any material adverse change in the representations of Sellers, Sellers will provide written notice thereof to Purchaser as soon as reasonably possible. In the event any of such conditions is not satisfied (or waived by Purchaser in writing), then, without limiting any other rights or remedies Purchaser may have in connection therewith, Purchaser shall have the right to elect to terminate this Agreement by providing written notice to Sellers and in such event Purchaser shall receive a refund of the Deposit (together with all interest accrued thereon), failing which, Purchaser shall be deemed to have waived such right to terminate and shall proceed with the transaction pursuant to the remaining terms and conditions of this Agreement. In the event Purchaser elects or is deemed to have elected to waive its right to terminate pursuant to the preceding sentence, or in the event Purchaser elects to close with the knowledge that a representation or warranty of Sellers herein is untrue or incorrect, the representations and warranties shall be deemed to be automatically amended to reflect said change. The representations and warranties contained herein shall survive Closing for a period of six (6) months.

12.4 For purposes of this Agreement, “Parking Lot Conditions” shall mean each of the following conditions: (a) delivery of written notice by Sellers to Purchaser no later than January 3, 2007, that Sellers do not expect Parking Lot Completion to occur prior to January 11, 2007, (b) concurrently with Closing, delivery by the Parking Lot Contractor to Purchaser of a letter confirming in detail the work that remains uncompleted under the Parking Lot Contract as defined below and the maximum amount that remains to be paid under the Parking Lot Contract to complete such work (the “Parking Lot Completion Funds”), (c) concurrently with Closing, Sellers having delivered the Crescent Lakeside Parking Easement (as defined below), which shall be recorded in the Wake County Registry concurrent with the Closing, (d) concurrently with Closing, Sellers and Purchaser shall have executed the Post Closing Escrow Agreement

(as defined below), and (e) concurrently with Closing, a sum equal to the Parking Lot Completion Funds shall have been funded into the Post Closing Escrow Account (as defined below). For purposes hereof, (i)”Crescent Lakeside Parking Easement” shall mean an easement agreement to be entered into by Crescent Lakeside, LLC, the form of which shall be mutually agreed upon and approved by Purchaser and Crescent Lakeside, LLC, prior to the expiration of the Investigation Period, which shall grant an easement to Purchaser (for Purchaser’s use and the use of any tenants or licensees of Purchaser) for the use of not less than one hundred seventy-five (175) parking spaces at the property owned by Crescent Lakeside, LLC and known as 1225 Crescent Lakeside, (ii) “Post Closing Escrow Agreement” shall mean an escrow agreement, the form of which shall be mutually agreed upon and approved by Sellers and Purchaser prior to the expiration of the Investigation Period, which shall establish an escrow account to hold (the “Post Closing Escrow Account”), and a mechanism for disbursing, the Parking Lot Completion Funds.

13. PARKING LOT; GROUND LEASE.

13.1 Crescent 1200 is currently constructing a hard surface parking lot (the “Parking Lot”) on land owned by Crescent 1200 located adjacent to the Realty, as more particularly described on Exhibit S attached hereto (the “Parking Lot Premises”). For purposes of this Agreement, the completion of the Parking Lot shall be deemed to have occurred (“Parking Lot Completion”) when (a) the Parking Lot has been constructed on the Parking Lot Premises in accordance with the plans prepared by Withers & Ravenel Engineering & Surveying, Inc. dated August 21, 2006 and numbered as Sheets 1 through 6, 7.0, 7.1, 7.2 and 8, (b) all amounts payable to third parties in connection with the development and construction of the Parking Lot including, without limitation, to the Parking Lot Contractor under the Parking Lot Contract shall be paid in full, and (c) the Town of Cary, North Carolina shall have issued a certificate of completion together with all permits required for the use and operation of the Parking Lot. “Parking Lot Contract” means that certain written agreement by and between Crescent 1200 and Skanska USA Building, Inc. (the “Parking Lot Contractor”) dated October 6, 2006, a copy of which has been provided to Purchaser.

13.2 Crescent 1300 shall assign to Purchaser, at Closing pursuant to the Ground Lease Assignment, Crescent 1300’s entire leasehold interest in the Parking Lot Premises (including the Parking Lot), which leasehold interest is evidenced by that certain Ground Lease Agreement dated as of October 1, 2006 between Crescent 1200, as landlord, and Crescent 1300, as tenant (the “Ground Lease”), and Purchaser shall assume the obligations of tenant under said Ground Lease to the extent such obligations first accrue and are applicable to the period after Closing. A true, correct and complete copy of the Ground Lease is attached hereto as Exhibit F. Except for the Landlord’s Agreement and Estoppel Certificate and the Ground Lease Amendment, neither Crescent 1200 nor Crescent 1300 shall amend, modify or terminate the Ground Lease in any manner whatsoever without the prior written consent of Purchaser, which consent may be given or withheld in Purchaser’s sole and absolute discretion.

14. SECTION 1031 EXCHANGE. Purchaser hereby acknowledges that Sellers may elect a Section 1031 tax deferred exchange at no additional cost, expense or liability to Purchaser. Sellers’ rights and obligations under this Agreement may be assigned to a qualified intermediary for the purpose of completing such an exchange. In connection with any such exchange, Purchaser shall not be obligated to execute any documentation other than a simple consent.

15. DEFAULT BY SELLERS. If, prior to Closing, any Seller fails to perform any of the terms and conditions of this Agreement or is otherwise in default under this Agreement, then Purchaser, at Purchaser’s sole option and as its sole and exclusive remedies, may elect to either:

15.1 Waive the default or failure and close “as is”; or

15.2 Cancel this Agreement by written notice to Sellers given on or before the Closing Date, in which event Escrow Agent shall return the Deposit together with all interest earned on it to Purchaser and Purchaser may recover out-of-pocket expenses incurred in connection with the Agreement in an amount not to exceed $50,000.00 from the Seller who is in default, or in the event that more than one Seller is in default, a maximum amount of $50,000.00 from all defaulting Sellers; upon such return and reimbursement, Purchaser and Sellers shall be released from all further obligations under this Agreement except as provided in Section 11; or

15.3 Seek specific performance of Sellers’ obligations under this Agreement. In the event of a default by Sellers that is discovered subsequent to Closing, Purchaser shall have such remedies as allowed by law or in equity, provided that Purchaser shall first deliver written notice of the default to Sellers and a thirty (30) day period in which to cure the default, provided that if the default cannot reasonably be cured within thirty (30) days, Sellers shall have such additional cure period as is reasonable, but in no event to exceed ninety (90) days, if Sellers commence that cure within the thirty (30) day period.

16. DEFAULT BY PURCHASER. In the event of the failure or refusal of Purchaser to close this transaction when it is obligated to do so in accordance with the terms and conditions of this Agreement, Sellers, as their sole and exclusive remedy, shall have the right to receive the Deposit together with all interest earned on it as agreed and liquidated damages for said breach, whereupon the parties shall be relieved of all further obligations under this Agreement except as otherwise specifically provided in this Agreement.

In the event of a default by Purchaser that is discovered subsequent to Closing, Sellers shall have such remedies as allowed by law or in equity, provided that Sellers shall first deliver written notice of the default to Purchaser and a thirty (30) day period in which to cure the default, provided that if the default cannot reasonably be cured within thirty (30) days, Purchaser shall have such additional cure period as is reasonable, but in no event to exceed ninety (90) days, if Purchaser commences that cure within the thirty (30) day period.

17. PRORATIONS. Prorations for the Property shall be calculated and implemented by Purchaser and Sellers as follows (based upon the period to which they relate and are applicable and regardless of when payable):

17.1 Real estate and personal property taxes shall be prorated as of the Closing Date, based upon the Wake County, North Carolina, fiscal year. In the event the taxes for the year of Closing are unknown, the tax proration will be based upon such taxes for the prior year and, upon receipt of actual tax bills and at the request of either party, such taxes for the year of Closing shall be reprorated on a fiscal year basis for the year of Closing and the actual amount of taxes is known. Any owners’ association or similar dues assessed against the Real Property shall be prorated as of the Closing Date. Purchaser shall be deemed the owner of the Property, for the purposes of such calculation, for the entire Closing Date.

17.2 Utility bills or charges, where applicable, shall be prorated as of the Closing Date. The parties shall, to the extent reasonably possible, have utility meters read the day preceding the Closing Date and Sellers shall be responsible for paying all utility bills or charges which accrued against the Property prior to the Closing Date and Purchaser shall be required to pay all utility bills or charges accruing against the Property on or subsequent to the Closing Date, with any charge for which a reading could not be made as of the day preceding the Closing Date being prorated as of the Closing Date using an estimate based on the most recent reading for such utility. Purchaser shall, as of the day prior to the Closing Date, post with each utility company such deposit as each such utility company shall require, to the end that Sellers’ utility deposits shall be refunded to Sellers following the Closing, after appropriate charge for Sellers’ utility bills. Purchaser shall secure its own insurance on the Property as of the Closing Date, and Sellers shall cancel all existing insurance policies as of the Closing Date. Purchaser and Sellers shall, before and after Closing, reasonably cooperate with each other in connection with this Section 17.2.

17.3 The parties agree that, except as otherwise specifically stated elsewhere in this Agreement, all income and expenses of the Property are intended to be prorated as of midnight of the day before the Closing Date. Purchaser shall be deemed the owner of the Property, for the purpose of such calculation, for the entire Closing Date. Income shall include all revenue (exclusive of insurance proceeds or condemnation awards) of Sellers derived from the operation of the Property. Expenses shall include all expenses from the operation of the Property. Income actually received by Sellers prior to Closing in payment for a period subsequent to Closing shall appear on the Closing statement as a credit to Purchaser. Expenses actually paid by Sellers prior to Closing in payment for a period subsequent to Closing shall appear on the settlement statements as a credit to Sellers. Sellers shall provide Purchaser with their estimated prorations, and documentation sufficient for Purchaser to verify the same, on or before two (2) business days prior to the scheduled Closing Date.

17.4 Notwithstanding anything to the contrary in Section 17.3 above, rents under the Leases (collectively, “Rents”), shall be addressed in the manner set forth in this Section. All collected Rents for the month in which Closing occurs shall be prorated as of midnight the day before the Closing Date. All uncollected Rents for the months prior to the month in which the Closing occurs and all uncollected Rents prorated for the month of Closing (the “Delinquent Rents”) shall remain Sellers’ property. Purchaser shall receive a proration credit for its prorated portion of all collected Rents for the month of Closing. All prepaid Rents (for the months following Closing) paid to or in possession of Sellers shall be credited to Purchaser at Closing. Any and all amounts received by Purchaser from any party owing the Delinquent Rents which are received by Purchaser after the Closing Date shall first be applied to accrued obligations of such Tenant due after Closing (in the order of accrual), and then to accrued obligations due before Closing. Purchaser shall promptly deliver to Sellers any funds to be applied to Delinquent Rents in accordance with the preceding sentence. Purchaser shall not be obligated to file suit to collect the Delinquent Rents. After six (6) months from the Closing Date, Sellers shall be entitled to commence and/or continue any collection efforts against any Tenants owing Delinquent Rents, including, but not limited to, commencing and/or continuing prosecuting lawsuits against such Tenants, so long as such lawsuits are for money damages only and do not seek the remedy of eviction and provided that such collections do not interfere with a Tenant’s tenancy. Purchaser shall not be required to purchase Sellers’ accounts receivables and/or delinquent rents (including, without limitation, any additional rent payments or other amounts payable by Tenants under the Leases). No proration shall be made at the Closing for these items. For a period of six (6) months following the Closing Date, Purchaser shall continue to bill existing Tenants for accounts receivable and delinquent rents attributable to the Property for the period prior to the Closing Date. To the extent that Purchaser receives, within the first six (6) months after the Closing Date, rents applicable to a period prior to the Closing, Purchaser shall promptly pay such rents to Sellers after first deducting any sums due Purchaser from such Tenants for rent or other charges accruing after the Closing Date. After expiration of such six (6) month period, all amounts (accounts receivables, rents, or otherwise) received by Purchaser shall belong to Purchaser unless the payment of any such amount (or the correspondence accompanying such payment) specifically states that it is specifically for satisfaction of amounts attributable to a period prior to the Closing Date. In the event that Sellers receive any rents from Tenants under the Leases that are attributable to the period following the Closing Date, Sellers shall promptly remit the same to Purchaser.

17.5 All prepaid Rent held by or under the control of Sellers with respect to the Leases as set forth on Exhibit D (less any offsets indicated thereon as hereinafter defined, if applicable, and all security deposits made by Tenants under the Leases), shall be paid or credited to Purchaser as of the Closing Date. With respect to any letters of credit held as security deposits under a Lease, the Seller that is the named beneficiary thereunder shall, at its sole cost and expense, prepare and place into escrow such documentation as may be necessary to effectuate the transfer of such letter of credit to Purchaser following Closing so that Purchaser is the named beneficiary thereunder. Purchaser shall be credited at Closing for the amount of all security deposits provided for under the Leases as reflected in the rent roll provided by Sellers to Purchaser pursuant to Section 11.2 hereof. Unless and until this Agreement is terminated, Sellers shall not apply any security deposits reflected in the rent roll to any obligations under the Leases.

17.6 Any lease commissions which have accrued or that arise out of the existing Leases and relate to the period prior to the Closing, but have not been paid, prior to Closing shall be paid by Sellers at Closing and, if not paid, shall be credited to Purchaser. Any tenant improvement costs or allowance under the Leases that have not been paid shall be credited to Purchaser at Closing. Purchaser shall bear the cost of any lease commissions or tenant improvement costs associated with currently existing renewal, extension, expansion, or refusal rights, or other future obligations to Tenants under the Leases exercised after the Effective Date (expressly excluding any such commissions or costs arising out of any of the Lease Amendments attached to this Agreement) to the extent disclosed in such Leases. Purchaser shall be responsible for the payment of commissions on the ACS lease at the Crescent 1200 Property in the amount of Ninety-Eight Thousand Seven Hundred Seventy and 18/100 Dollars ($98,770.18) that will be due in the event ACS does not exercise an early termination option.

17.7 Notwithstanding anything to the contrary which may be contained herein, Sellers shall have the right and the obligation to complete the annual reconciliation of pass-throughs for the 2006 calendar year. Upon the annual reconciliation of pass-throughs with the Tenants of the Property for the 2006 calendar year, (i) if such reconciliation results in there being refunds due and payable to the Tenants, each Seller shall pay to Purchaser, upon Purchaser’s request (accompanied by appropriate documentation), each Seller’s share of such refund amounts prorated for the portion of the year during which each Seller owned the Property, and (ii) if such reconciliation results in Tenants owing funds, then, (x) for a period of six (6) months following the Closing Date, Purchaser shall continue to bill existing Tenants for such pass-throughs and to the extent that Purchaser receives, within the first six (6) months after the Closing Date, amounts due from Tenants applicable to a period prior to the Closing, Purchaser shall promptly pay such amounts to Seller after first deducting any sums due Purchaser from such tenants for rent or other charges accruing after the Closing Date and (y) after six (6) months from the Closing Date, to the extent that Purchaser has not paid to Seller Tenant pass-throughs owing to Seller for periods prior to the Closing Date, Seller shall be permitted to collect such amounts directly from Tenants after the expiration of such six (6) month period to the extent such collections do not interfere with Tenant’s tenancies. After expiration of such six (6) month period, all amounts received by Purchaser shall belong to Purchaser unless the payment of any such amount (or the correspondence accompanying such payment) specifically states that it is specifically for satisfaction of amounts attributable to a period prior to the Closing Date.

17.8 Purchaser shall be credited at Closing for the amount of all unsatisfied amounts for all capital contracts, contracts pertaining to works of improvement or other contracts existing prior to Closing, pertaining to the Property (regardless of when the work, services or other obligations were performed or are to be performed) (“Pre-Closing Capital Costs”). Sellers shall remain responsible for satisfying any Pre-Closing Capital Costs which were not credited to Purchaser at Closing.

17.9 Sellers and Purchaser may elect (subject to their mutual approval) for some or all of the credits and prorations contained in this Section to be made outside of the settlement statement and, as appropriate, the parties shall provide for a post closing reconciliation of any prorations. The provisions of this Section 17 shall survive Closing or, to the extent applicable, the termination of this Agreement. Sellers may elect to require separate prorations for each Seller and each parcel of the Realty.

18. IMPROVEMENT LIENS. Certified, confirmed or ratified liens for governmental improvements or special assessments as of the Closing Date, if any, shall be paid in full by Sellers. Notwithstanding the preceding, in the event any governmental liens or special assessments are assessed in installments, then Sellers shall pay all installments that accrued prior to the Closing Date and Purchaser shall pay all installments that accrue on or subsequent to the Closing Date.

19. CLOSING COSTS. At the Closing, Sellers shall pay the cost of recordation of the deed or deeds, the cost of revenue stamps due on the Deeds, one-half the cost of the escrow fees, and the cost the Survey in excess of Twenty Thousand Dollars ($20,000.00) in the aggregate (as provided in Section 8 above). In addition, at the Closing, Purchaser shall pay the cost of any update, revision or modification to the Survey requested by Purchaser and up to Twenty Thousand Dollars ($20,000.00) of the aggregate cost for preparation of the Survey, the premium for the Approved Title Policy, the cost of title examination as referenced in Section 7, and one-half of the closing escrow fees. Each party shall pay its own attorney’s fees.

20. CLOSING.

20.1 Sellers shall deliver to Purchaser at the Closing, in a form reasonably satisfactory to Purchaser:

20.1.1 a mechanic’s lien affidavit, to the Title Insurer and Purchaser, in form acceptable to Title Insurer to delete the standard exception relating to such liens in Purchaser’s owner’s title insurance policy;

20.1.2 an affidavit to the Title Insurer that there are no unrecorded easements, that Sellers have exclusive possession of the Property, except for the rights of Tenants shown on Exhibit D, and containing such other customary certifications as are typically given in North Carolina and in form acceptable to Title Insurer to delete the standard exceptions relating to such matters in Purchaser’s owner’s title insurance policy and in order to issue the Approved Title Policy;

20.1.3 instruments necessary to clear title, if any, including those required to remove standard exceptions from the title policy;

20.1.4 an appropriate bill of sale, duly executed by Sellers, with limited warranty of title for the Personalty, in the form attached hereto as Exhibit M (the “Bill of Sale”);

20.1.5 an assignment of Leases and Service Contracts, duly executed by Sellers, in the form attached hereto as Exhibit N (the “Assignment of Leases and Contracts”);

20.1.6 a non-foreign certificate and other documentation as may be appropriate and satisfactory to Purchaser to meet the non-withholding requirements under FIRPTA and any other federal statute or regulations (or, in the alternative, Sellers shall cooperate with Purchaser in the withholding of funds pursuant to FIRPTA regulations), duly executed by Sellers;

20.1.7 a general assignment, duly executed by Sellers, in the form attached hereto as Exhibit O, conveying all of Sellers’ right, title and interest in and to the Consents, Permits, Warranties, and Intangibles, and Intangible Personal Property to Purchaser (the “General Assignment”);

20.1.8 Tenant notice letter regarding payment of rent, signed by such Seller that is the landlord under the applicable Lease and addressed to the tenants under the Leases, in the form attached hereto as Exhibit P;

20.1.9 A special warranty deed, duly executed and acknowledged by each Seller (each, a “Deed” and collectively, the “Deeds”) in the form attached hereto as Exhibit Q, conveying fee simple title to the Real Property to Purchaser, subject to taxes not yet due and payable, matters disclosed on the Survey and the Permitted Exceptions;

20.1.10 A fully-executed Ground Lease Amendment together with an assignment and assumption of that certain Ground Lease Agreement dated as of October 1, 2006 between Crescent 1200, as landlord, and Crescent 1300, as tenant, duly executed by Crescent 1200, in the form attached hereto as Exhibit R, assigning the interest of Crescent 1300, as tenant, to Purchaser (the “Ground Lease Assignment);

20.1.11 if Parking Lot Completion shall not have occurred, (i) the Post Closing Escrow Agreement, duly executed by Sellers, and (ii) the Crescent Lakeside Parking Easement, duly executed by Crescent Lakeside, LLC;

20.1.12 A certificate of Sellers affirming that the representations and warranties of Sellers made in this Agreement are true and correct, or if not true and correct, any material deviation thereto, as of the Closing Date.

20.1.13 A company resolution or consent and certificate of existence for Sellers, evidencing that Sellers have the power and authority to execute and enter into this Agreement and to consummate the purchase and sale of the Property, and that any and all actions required to authorize and approve the execution of and entry into this Agreement by Sellers, the performance by Sellers of all of Sellers’ duties and obligations under this Agreement, and the execution and delivery by Sellers of all documents and other items to be executed and delivered to Purchaser at Closing, have been accomplished.

20.1.14 A separate settlement statement for each parcel of the Realty, reflecting the prorations and adjustments required under this Agreement, duly executed by Sellers (the “Settlement Statements”); provided, that Sellers shall have the right to allocate the portion of the Purchase Price attributable to each of the Crescent 1100 Property, Crescent 1200 Property and Crescent 1300 Property on the respective Settlement Statements.

20.1.15 Originals of all Leases and Service Contracts in the possession of Sellers.

20.1.16 All keys for the Property specifically identified to reflect their respective unit locks.

20.2 Purchaser shall deliver to Sellers at Closing, in a form reasonably satisfactory to Seller:

20.2.1 analogous proof of company existence and authority, to the extent required by the Title Insurer;

20.2.2 the Assignment of Leases and Contracts, duly executed by Purchaser;

20.2.3 the Settlement Statements, duly executed by Purchaser;

20.2.4 the Ground Lease Assignment duly executed by Purchaser;

20.2.5 if the Parking Lot Completion shall not have occurred, the Post Closing Escrow Agreement, duly executed by Purchaser; and

20.2.6 the balance of the Purchase Price, provided all conditions precedent set forth in Section 12.2 hereof have been satisfied (or otherwise waived in writing by Purchaser).

Sellers and Purchaser shall each execute such other documents as are reasonably necessary to consummate this transaction. In satisfaction of their obligations under Section 20.1, Sellers may deliver any closing documents which are to be recorded (e.g., the Deeds, the Memorandum of Landlord’s Agreement, the Ground Lease Assignment, and, if Parking Lot Completion has not occurred, the Crescent Lakeside Parking Easement) to the Raleigh, North Carolina office of the Title Insurer.

21. BROKERS. Sellers have retained Holliday Fenoglio Fowler, L.P. (“Broker”) to represent Sellers in this transaction and shall pay a commission to Broker pursuant to a separate agreement. Sellers shall indemnify, defend and hold Purchaser harmless from and against all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorneys’ fees and court costs, including those for appellate matters and post judgment proceedings) arising out of any claim for costs, commissions or fees made by Broker in connection with this transaction. The parties each represent and warrant to the other that other than Broker there are no real estate brokers, salesmen or finders in this transaction. If a claim for brokerage or similar fees in connection with this transaction is made by any broker, salesman or finder claiming to have dealt through or on behalf of one of the parties to this Agreement, then that party shall indemnify, defend and hold the other party under this Agreement harmless from all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorneys’ fees and court costs, including those for appellate matters and post judgment proceedings) with respect to said claim for brokerage. The provisions of this Section shall survive the Closing or the termination or cancellation of this Agreement.

22. ASSIGNABILITY. This Agreement may be assigned by Purchaser to an affiliate of Purchaser or a to-be-formed limited liability company of which Purchaser is a member or manager, or to an entity that is a REIT (or that is wholly owned directly or indirectly by a REIT) for which Purchaser or an affiliate of Purchaser acts as the investment advisor, without the written consent of Sellers. Any such permitted assignment shall not release Purchaser from its obligations hereunder accruing subsequent to such assignment.

23. ESCROW AGENT.

23.1 Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement. Escrow Agent shall not be deemed to have any implied duties or obligations under or related to this Agreement.

23.2 Escrow Agent may (a) act in reliance upon any writing or instrument or signature which it, in good faith, reasonably believes to be genuine; (b) assume the validity and accuracy of any statement or assertion contained in such a writing or instrument; and (c) assume that any person purporting to give any writing, notice, advice or instructions in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner of execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing any instrument; Escrow Agent’s duties under this Agreement are and shall be limited to those duties specifically provided in this Agreement.

23.3 The parties to this Agreement do and shall indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, including reasonable attorneys’ fees and costs, which it may incur or with which it may be threatened by reason of its action as Escrow Agent under this Agreement, except for such matters which are the result of Escrow Agent’s gross negligence or willful malfeasance.

23.4 If the parties (including Escrow Agent) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or about the propriety of any action contemplated by Escrow Agent, Escrow Agent may, but shall not be required to, file an action in interpleader to resolve the disagreement; upon filing such action, Escrow Agent shall be released from all obligations under this Agreement. Escrow Agent shall be indemnified for all costs and reasonable attorneys’ fees, including those for appellate and post judgment matters and for paralegals and similar persons, incurred in its capacity as escrow agent in connection with any such interpleader action; Escrow Agent may represent itself in any such interpleader action and charge its usual and customary legal fees for such representation, and the court shall award such attorneys’ fees, including those for appellate and post judgment matters and for paralegals and similar persons, to Escrow Agent from the losing party. Escrow Agent shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

23.5 Escrow Agent may consult with counsel of its own choice, including counsel within its own firm, and shall have full and complete authorization and protection in accordance with the opinion of such counsel. Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind unless caused by its gross negligence or willful misconduct.

23.6 Escrow Agent may resign upon five (5) days’ written notice to Sellers and Purchaser. If a successor escrow agent is not appointed jointly by Sellers and Purchaser within the five (5) day period, Escrow Agent may petition a court of competent jurisdiction to name a successor.

23.7 If necessary, Escrow Agent and Title Insurer are authorized to insert the Closing Date in any blanks in the Closing documents.

23.8 When Purchaser and Sellers have satisfied their respective Closing obligations under Section 20 hereof and each of the conditions under Section 12.2 hereof have either been satisfied or waived, Escrow Agent shall promptly undertake all of the following in the manner indicated and as more particularly instructed in Purchaser’s and Sellers’ Closing instructions:

(a) Prorations. Prorate and allocate all matters as described in Sections 17, 18 and 19 hereof;

(b) Recording. Direct the Title Insurer to cause the Deeds, the Memorandum of Landlord’s Agreement, the Ground Lease Assignment and, if Parking Lot Completion has not occurred, the Crescent Lakeside Parking Easement, and any other documents which the parties hereto may mutually direct, to be recorded in the official records of the county in which the Property is located in the order set forth in Purchaser’s and Seller’s Closing instructions;

(c) Funds. Disburse funds deposited by Purchaser with Escrow Agent towards payment of all items chargeable to the account of Purchaser pursuant to this Agreement, including, without limitation, the payment of the Purchase Price to Sellers;

(d) Document Delivery. Deliver originals and conformed copies of all documents to Sellers and Purchaser, as appropriate; and

(e) Title Policy. Direct the Title Insurer to issue the Approved Title Policy to Purchaser.

24. NOTICES. Any notices required or permitted to be given under this Agreement shall be delivered by hand, by facsimile providing a transmission receipt or delivered by a nationally recognized overnight delivery service, and addressed as described below; notices shall be deemed effective only upon receipt or refusal of delivery or, if by facsimile sent after 6:00 p.m. (Eastern time) on the next business day after transmission. Any notice required or provided by Purchaser to Sellers hereunder may be provided to Frank P. Baird at the address set forth below and the same shall constitute notice to each Seller for purposes of this Agreement.

Notices to Purchaser:	KBS CAPITAL ADVISORS LLC 1133 21st Street, NW, Suite 400 Washington, DC 20036 Telephone: 202.822.1364 Facsimile: 202.822.1340 Attention: Peter Doherty

With copies to:	KBS CAPITAL ADVISORS LLC 620 Newport Center Drive, Suite 1300 Newport Beach, California 92660 Telephone: 949.417.6555 Facsimile: 949.417.6523 Attention: James Chiboucas, Esq. and

With a copy to:	Morgan, Lewis & Bockius LLP 5 Park Plaza, Suite 1750 Irvine, California 92614 Telephone: 949.399.7145 Facsimile: 949.399.7001 Attention: L. Bruce Fischer, Esq.

Notices to Sellers:	Frank P. Baird Capital Associates Limited Partnership 1100 Crescent Green, Suite 250 Cary, North Carolina 27518 Telephone: 919.233.9901 Facsimile: 919.233.9905

With a copy to:

James Jay Brinkerhoff

Assurant, Inc.

One Chase Manhattan Plaza

41st Floor

New York, New York 10005

Telephone: 212.859.7185

Facsimile:

and

Michael G. Winters, Esq.

Ellis & Winters LLP

1100 Crescent Green, Suite 200

Cary, North Carolina 27518

Telephone:    (919) 865-7008

Facsimile:      (919) 865-7010

Notices to Escrow Agent:	Chicago Title Insurance Company 16969 Von Karman Avenue, Suite 200 Irvine, California 92606 Telephone: 949.263.0126 Facsimile: 949.263.0356 Attention: Joy Eaton

Notices to Title Insurer:	Chicago Title Insurance Company 16969 Von Karman Avenue, Suite 200 Irvine, California 92606 Telephone: 949.263.0133 Facsimile: 949.263.0344 Attention: George Bull

25. RISK OF LOSS.

25.1 The Real Property shall be conveyed to Purchaser in the same condition as on the date of this Agreement, ordinary wear and tear excepted, free of all tenancies or occupancies except those set forth in Exhibit D or allowed by Section 10.

25.2 Upon receipt of an offer or any notice or communication from any governmental or quasi-governmental body seeking to take under its power of eminent domain all or any material portion of the Real Property, Sellers shall promptly notify Purchaser in writing of the receipt of same and shall send such communication, or a copy of it, to Purchaser. Upon receipt of such notice, Purchaser shall have the right to rescind this Agreement by delivery of written notice to Sellers within five (5) business days of Purchaser’s receipt of the communication from Sellers. In the event Purchaser elects to rescind, then Purchaser shall receive a refund of the Deposit together with all interest earned on it, in which case Purchaser and Sellers shall be relieved of all further obligations under this Agreement except as provided in Section 11. In the event Purchaser elects not to rescind, or fails to give notice of an election within the five (5) business day period, then Sellers shall assign at Closing all condemnation awards and settlements.

25.3 In the event that an immaterial portion of the Real Property is damaged or destroyed by fire or other casualty prior to Closing, Sellers may elect to repair and restore the Real Property to the same condition as before the fire or casualty, and the Closing shall be delayed for up to one hundred eighty (180) days to permit such repair and restoration. In the event the casualty is to a material portion of the Real Property or the repair and restoration cannot be completed within one hundred eighty (180) days after the date of casualty, then Purchaser shall have the right, by delivery of written notice to Sellers within ten (10) days after receipt of written notice from Sellers specifying the amount of repair or the time to repair, to terminate this Agreement. If Purchaser fails to deliver notice to terminate this Agreement pursuant to the preceding sentence, this Agreement shall remain in full force and effect and Sellers shall proceed to complete the repair and restoration of the Real Property, in which event the Closing shall be delayed until such repair and restoration is complete. In the event Sellers are not able to complete the repair and restoration within one hundred eighty (180) days, then Purchaser shall have the option of: (i) extending the one hundred eighty (180) day period for up to an additional sixty (60) days, or (ii) terminating this Agreement and Purchaser shall receive a refund of the Deposit together with all interest earned on it, in which case Purchaser and Sellers shall be released from all further obligations under this Agreement except as provided in Section 11, or (iii) proceeding with the Closing, in which case Sellers shall assign to Purchaser at Closing all insurance proceeds which have not been utilized by Sellers in repair and restoration of the Real Property (subject to the rights of the holder(s) of any existing mortgage) and Purchaser shall be entitled to receive a credit at Closing for the amount of any deductible, self-insured or uninsured amount. Such election by

Purchaser must be made in writing within fifteen (15) days after Purchaser receives Sellers’ written notice of their inability to complete within one hundred eighty (180) days to Purchaser. If Purchaser fails to deliver notice of its election within said ten (10) day period, Purchaser shall be deemed to have elected option (iii).

Sellers shall promptly notify Purchaser in writing following any damage or destruction to, or any condemnation of, the Property. For purposes of this Section 25, “material portion” shall mean any one of the following: (i) the cost to repair any damage to the Property or the amount of any condemnation award is estimated to exceed $1,000,000, (ii) the condemnation and/or damage results in the Property violating any laws or failing to comply with zoning or any covenants, conditions or restrictions affecting the Property, or (iii) the condemnation and/or damage entitles any Tenant to terminate its Lease.

26. RECORDING. Neither this Agreement nor any notice of it shall be recorded in any public records and any recording of this Agreement by Purchaser shall constitute a material breach by Purchaser, entitling Sellers to terminate this Agreement. Notwithstanding anything herein to the contrary, nothing in this Section 26 shall prohibit Purchaser from filing a lis pendens or similar notice against the Property contemporaneously with and after the filing of a suit for specific performance resulting from a default by any Seller hereunder.

27. OPERATING AND MAINTENANCE.

27.1 From and after the date hereof until the date and time of the Closing, Sellers shall operate and maintain the Real Property in the usual course of business and consistent with past practices, excepting normal wear and tear and loss or casualty, except that Sellers shall have no obligation whatsoever to make any capital expenditures. Subject to the provisions of this Section 27.1, Sellers shall have the right, but not the obligation, to make a capital expenditure in the ordinary course of business to maintain and preserve the Real Property, in which event Sellers shall promptly notify Purchaser in writing. In the event Sellers should make or commit to make such a capital expenditure, Purchaser shall reimburse Sellers, at Closing, for their pro rata portion (based upon the portion of useful life of such expenditure occurring during each party’s respective period of ownership) of such expenditures made by Sellers up to a total amount of Fifty Thousand and no/100 Dollars ($50,000.00) in the aggregate, and Purchasers shall assume the obligation to complete the work covered by the expenditures to the extent such work remains uncompleted at Closing. Notwithstanding the foregoing, in the event that the estimated cost of any capital improvements exceeds Fifty Thousand and no/100 Dollars ($50,000.00) in the aggregate, prior to making or committing to make such a capital expenditure, Sellers shall first obtain the prior written consent of Purchaser, which may be given or withheld in Purchaser’s sole and absolute discretion.

27.2 None of the Personal Property shall be removed from the Real Property. From and after the Effective Date, Sellers shall not market, solicit, negotiate or enter into any agreement with any party other than Purchaser for the sale or transfer of any interest in the Property. Each Seller shall promptly deliver to Purchaser any notices any such Seller may hereafter receive from time to time that, if not delivered to Purchaser, would cause the representations and warranties set forth in Section 12 hereof to be untrue if made after any Seller’s receipt of any such notices.

28. INTENTIONALLY DELETED.

29. MISCELLANEOUS.

29.1 This Agreement has been negotiated and executed in North Carolina; it shall be construed and governed in accordance with the laws of the State of North Carolina, without application of conflicts of laws principles.

29.2 In the event any term or provision of this Agreement is determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed as deleted as such authority determines, and the remainder of this Agreement shall be construed to be in full force and effect.

29.3 In the event of any litigation between the parties under this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees. Wherever provision is made in this Agreement for “attorneys’ fees,” such term shall be deemed to include accountants’ and attorneys’ fees and court costs, whether or not litigation is commenced, including those for appellate and post judgment proceedings and for paralegals and similar persons, as actually incurred.

29.4 Each party has participated fully in the negotiation and preparation of this Agreement with full benefit of counsel. Accordingly, this Agreement shall not be more strictly construed against either Purchaser or Sellers.

29.5 Whenever used in this Agreement, the singular shall include the plural, the plural shall include the singular, any gender shall include every other and all genders, and captions and paragraph headings shall be disregarded.

29.6 The captions in this Agreement are for the convenience of reference only and shall not be deemed to alter any provision of this Agreement.

29.7 Any time period provided for in this Agreement which shall end on a Saturday, Sunday or legal holiday shall extend to 6:00 p.m. (Eastern time) of the next full business day.

29.8 This Agreement constitutes the entire agreement between the parties and may not be changed, altered or modified except by an instrument in writing signed by the party against whom enforcement of such change would be sought.

29.9 All references in this Agreement to exhibits, schedules, paragraphs, subparagraphs and sections refer to the respective subdivisions of this Agreement, unless the reference expressly identifies another document.

29.10 All of the terms of this Agreement, including but not limited to the representations, warranties and covenants of Sellers, shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns, including, without limitation, any entity which may acquire the stock, assets or controlling interest in Sellers prior to the Closing Date.

29.11 Time is of the essence as to all material terms of this Agreement.

29.12 This Agreement is for the sole and exclusive benefit of Purchaser and Sellers, and their respective successors and assigns, and no third parties are intended to or shall have any rights under this Agreement, including, without limitation, any Brokers.

29.13 Notwithstanding anything stated to the contrary herein, as to all approvals, if any, required to be obtained by Purchaser from Sellers hereunder, Purchaser shall be entitled to seek such approvals from Frank Baird and any approvals granted by Frank Baird shall be binding on Sellers.

[SIGNATURE PAGE FOLLOWS THIS PAGE.]

EXECUTED as of the date first written above in several counterparts, each of which shall be deemed an original, but all of which constitute only one agreement.

SELLERS:

CRESCENT 1100, L.L.C., a Delaware limited liability company

By:	Key Partners XII-CG, LLC, a North Carolina limited liability company, Member/Manager

By:	Capital Associates Limited Partnership, a North Carolina limited partnership, Manager

	By:	/s/ Hugh D. Little
Hugh D. Little, General Partner

Date:

By:	Union Security Insurance Company, an Iowa corporation, Member/Manager

	By:	/s/ Authorized Signatory
Name:
Title:

Date:

CRESCENT 1200, L.L.C., a Delaware limited liability company

By:	Key Partners XIV-CG, LLC, a North Carolina limited liability company, Member/Manager

	By:	Capital Associates Limited Partnership, a North Carolina limited partnership, Manager

		By:	/s/ Hugh D. Little
Hugh D. Little, General Partner

Date:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

By:	Union Security Insurance Company, an Iowa corporation, Member/Manager

	By:	/s/ Authorized Signatory
Name:
Title:

Date:

CRESCENT 1300, L.L.C., a Delaware limited liability company

By:	Key Partners XV-CG, LLC, a North Carolina limited liability company, Member/Manager

By:	Capital Associates Limited Partnership, a North Carolina limited partnership, Manager

	By:	/s/ Hugh D. Little
Hugh D. Little, General Partner

Date:

By:	Union Security Insurance Company, an Iowa corporation, Member/Manager

	By:	/s/ Authorized Signatory
Name:
Title:

Date:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

PURCHASER:

KBS CAPITAL ADVISORS LLC,
a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:
Title:

Date:

RECEIPT

The undersigned Escrow Agent acknowledges receipt of a check, subject to clearance, or cash or current funds, in the amount of Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00) to be held as the Deposit pursuant to the foregoing Agreement.

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Authorized Signatory
Name:
Title:

Date:

LIST OF EXHIBITS

Exhibit A	-	Legal Description of the Crescent 1100 Property
Exhibit B	-	Legal Description of the Crescent 1200 Property
Exhibit C	-	Legal Description of the Crescent 1300 Property
Exhibit D	-	List of Leases
Exhibit E	-	Due Diligence Documents
Exhibit F	-	Parking Lot Ground Lease
Exhibit G	-	Permitted Exceptions
Exhibit H-1	-	Form of ACS 1200 Lease Amendment
Exhibit H-2	-	Form of ACS 1300 Lease Amendment
Exhibit H-3	-	Form of INDA Lease Amendment
Exhibit H-4	-	Form of INDA Lease Termination Amendment
Exhibit H-5	-	Form of Capital Associates Lease Amendment
Exhibit I-1	-	Form of ACS 1200 Estoppel
Exhibit I-2	-	Form of ACS 1300 Estoppel
Exhibit I-3	-	Form of INDA 1100 Estoppel
Exhibit I-4	-	Form of INDA 1200 Estoppel
Exhibit I-5	-	Form of Ineo Estoppel
Exhibit I-6	-	Form of Access Point Estoppel
Exhibit I-7	-	Form of Ellis and Winters 200 Estoppel
Exhibit I-8	-	Form of Ellis and Winters 202 Estoppel
Exhibit I-9	-	Form of Ellis and Winters 204 Estoppel
Exhibit J	-	3-14 Audit Requirements
Exhibit K	-	List of Service Contracts
Exhibit L	-	Landlord’s Agreement and Estoppel Certificate
Exhibit M	-	Bill of Sale
Exhibit N	-	Assignment of Leases and Contracts
Exhibit O	-	General Assignment
Exhibit P	-	Tenant Notice Letter
Exhibit Q	-	Form of Deed
Exhibit R	-	Ground Lease Assignment
Exhibit S		Legal Description of the Parking Lot Premises